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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


      We hereby consent to the use in and to the incorporation by reference in the Prospectus constituting part of this Amendment No. 2 to the Registration Statement on Form S-3 of JP Foodservice, Inc. of our report dated August 2, 1995 which appears in such Prospectus and on page F-1 of JP Foodservice, Inc.'s Annual Report on Form 10-K for the year ended July 1, 1995. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."


PRICE WATERHOUSE LLP

Baltimore, Maryland
August 6, 1996